FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman and CEO

PHONE: 215-256-8851 ext. 2300, or

Gregg J. Wagner, President

215-256-8851 ext 2391

HARLEYSVILLE NATIONAL CORPORATION DECLARES CASH DIVIDEND

HARLEYSVILLE, PA (February 14, 2005) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend for the first quarter of 2005 of $.18 per share on 26,237,709 shares of outstanding common stock. The dividend, which represents an 11.1% increase over the regular dividend paid in the same period last year, is payable March 15, 2005, to shareholders of record February 28, 2005. "We are pleased that our strong financial performance has, once again, enabled us to reward our loyal shareholders," said Walter E. Daller Jr., Chairman and CEO.

Harleysville National Corporation, with assets of $3.02 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.5 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is a subsidiary of Harleysville National Bank and also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.